Exhibit 5.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

October 6, 2023

Amgen Inc.,

 One Amgen Center Drive

  Thousand Oaks, CA 91320.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,701,433 shares (the “Securities”) of Common Stock par value $.0001 per share, of Amgen Inc., a Delaware corporation (the “Company”), issuable upon the vesting or settlement of certain equity awards (the “awards”) granted under the Horizon Therapeutics Public Limited Company Amended and Restated 2014 Equity Incentive Plan, the Horizon Therapeutics Public Limited Company Amended and Restated 2020 Equity Incentive Plan and 2020 Restricted Stock Unit Award Sub-Plan and the Horizon Therapeutics Public Limited Company Amended and Restated 2018 Equity Incentive Plan and 2018 Restricted Stock Unit Award Sub-Plan (collectively, the “Horizon Stock Plans”), which awards convert into equity awards of the Company in accordance with the terms of the Transaction Agreement, dated as of December 11, 2022, by and among the Company, Horizon Therapeutics plc, a public limited company incorporated under the laws of Ireland, and Pillartree Limited, a private limited company incorporated under the laws of Ireland and a wholly owned subsidiary of the Company (“Acquirer Sub”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when the registration statement on Form S-8 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the applicable Horizon Stock Plan and the Transaction Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the applicable Horizon Stock Plan and the Transaction Agreement, the Securities will be validly issued, fully paid and nonassessable.

Amgen Inc.	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP